PRESS RELEASE

deltathree Reports First Quarter 2011 Financial Results

First Quarter 2011 Revenues Rise 23% Year-Over-Year

deltathree Reports First Quarter 2011 GAAP Net Income and Adjusted EBITDA Profitability

New York, NY – May 16, 2011 – deltathree, Inc. (OTCQB: DDDC), a global provider of video and voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructures for service providers, resellers and direct consumers, today announced financial results for the first quarter 2011 ended March 31, 2011.

Mr. Effi Baruch, Chief Executive Officer, President and Senior Vice President of Operations and Technology of deltathree, stated, “deltathree’s first quarter results reflect material progress towards our strategic and financial objectives, highlighted by a 23% year-over-year improvement in revenue and positive GAAP net income and adjusted EBITDA profitability for the quarter. Overall, our focus on driving higher margin revenue streams through our digital voice and video service provider solutions continues to gain traction.  Improved sales from the year ago period, together with the positive impact of a material one-time item and our strict focus on operational cost efficiencies, combined to drive the significant improvement in our bottom line results.”

“During the quarter we continued to secure additional international service provider agreements, including a contract for the development and launch of ACN Korea's digital phone and video phone offering.  This contract win marks deltathree's continued expansion into the international market for next generation video phone services.  deltathree’s joip mobile phone application also made excellent progress during the quarter, adding users and creating opportunities for additional white label offerings among international service provider clients. Subsequent to the end of the quarter, we signed an agreement with ACN Europe for deltathree's mobile phone application through which ACN Europe will promote deltathree's joip mobile phone application under the ACN Mobile World brand through tens of thousands of ACN Europe's independent sales representatives.  Overall, we have had many significant achievements to kick off 2011.  We believe our competitive position continues to strengthen as we innovate and deploy next generation communications solutions, and we stand optimistic on the outlook for 2011 amid rising demand for our expanded range of global VoIP-based voice as well as video solutions,” concluded Mr. Baruch.

For the first quarter of 2011, deltathree reported total revenues of $3.8 million, an increase of 23% compared with $3.1 million reported for the first quarter of 2010. deltathree’s revenue declined sequentially primarily due to a slowdown in reseller revenues concentrated in the Middle East region during the first quarter of 2011.

First quarter 2011 GAAP net income totaled $28,000, or $0.00 per diluted share, compared to a GAAP net loss for the first quarter of 2010 of $472,000, or $(0.01) per diluted share. deltathree’s GAAP net loss improved sequentially compared to a GAAP net loss of $481,000, or $(0.01) per diluted share in the fourth quarter of 2010.  First quarter 2011 net income included the reversal of an accrual of $706,000 for expenses expected to arise from the Company’s litigation with Centre One.

First quarter 2011 non-GAAP adjusted EBITDA (as defined below) was $362,000, or $0.01 per diluted share, compared to a non-GAAP adjusted EBITDA loss of $236,000, or $(0.00) per diluted share, for the first quarter of 2010. deltathree’s non-GAAP adjusted EBITDA loss improved sequentially compared to a non-GAAP adjusted EBITDA loss of $308,000, or $(0.00) per diluted share in the fourth quarter of 2010.

deltathree defines adjusted EBITDA as earnings before stock-based compensation, interest, income taxes, depreciation and amortization. deltathree uses adjusted EBITDA as a measure of the company’s operating trends.  The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Reconciliation of Non-GAAP Financial Information to GAAP" following the Condensed Consolidated Statements of Cash Flows included in this press release.

As of March 31, 2011, deltathree held approximately $417,000 in cash, cash equivalents, restricted cash and short-term investments, and had negative working capital equal to approximately $2.9 million and negative stockholders’ equity equal to approximately $2.6 million.

During the first quarter of 2011, deltathree successfully secured $1.6 million in additional financing in the form of a line of credit from D4 Holdings LLC, the company’s largest shareholder, to fund the company’s operations as well as additional growth initiatives. To date the Company has drawn down $1,000,000 and has $600,000 in remaining funds available. While deltathree’s cost-reduction activities continue to yield measurable improvements, the company is continuing to draw upon its cash reserves on a monthly basis. The company is continuing to explore potential capital initiatives aimed at further strengthening its balance sheet and remedying its negative working capital.

Adjusted EBITDA Financial Disclosure
Investors are cautioned that adjusted EBITDA is not a measure of liquidity or financial performance under generally accepted accounting principles (“GAAP”). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of the company’s operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. Adjusted EBITDA financial information is presented because deltathree believes that it is helpful to some investors as one measure of the company’s operations. deltathree cautions investors that non-GAAP financial information such as adjusted EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare deltathree’s results with the results from other reporting periods and with the results of other companies.

About deltathree
Founded in 1996, deltathree, Inc. is a global provider of video and voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructures for service providers, resellers and direct consumers. Supporting tens of thousands of active users around the world, deltathree serves customers through its service provider and reseller channel and its direct-to-consumer channel. deltathree's advanced solutions offer service providers and resellers a full spectrum of private label IP-based digital voice and video products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree's direct-to-consumer channel consists of the joip Mobile, joip and iConnectHere direct-to-consumer offerings.

For more information about deltathree, please visit our website at www.deltathree.com.

For more information about joip Mobile, please visit our website at www.joipmobile.com.

For more information about joip, please visit our website at www.joip.com.

For more information about iConnectHere, please visit our website at www.iconnecthere.com.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect deltathree's business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are: our ability to obtain additional capital in the near-term to finance operations;  our ability to reduce our costs and expenses and expand our revenues; our ability to retain key personnel and employees needed to support our services and ongoing operations; our dependence on a small number of key customers for a significant percentage of our revenue; decreasing rates of telecommunications services; the public’s acceptance of VoIP telephony, and the level and rate of customer acceptance of our new products and services; the competitive environment of Internet telephony and our ability to compete effectively; fluctuations in our quarterly financial results; our ability to maintain and operate our computer and communications systems without interruptions or security breaches; our ability to operate in international markets; our ability to provide quality and reliable service, which is in part dependent upon the proper functioning of equipment owned and operated by third parties; the uncertainty of future governmental regulation; our ability to successfully seek the return of substantially all of the funds seized by the Department of Homeland Security and outstanding amounts owed to us by our largest reseller, which has temporarily suspended its operations; the impact of unrest in the Middle East on our customers doing business in that region; our ability to protect our intellectual property against infringement by others, and the costs and diversion of resources relating to any claims that we infringe the intellectual property rights of third parties; our ability to comply with governmental regulations applicable to our business; the need for ongoing product and service development in an environment of rapid technological change; and other risks  referenced from time to time in our filings with the SEC and available on the Internet at http://www.sec.gov.  Except as required under the federal securities laws and the rules and regulations of the SEC, deltathree does not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations Contact:	Company Contact:
Erik Knettel	Arie Rand
Grayling	Chief Financial Officer and Treasurer
1-646-284-9415	1-212-500-4860
ir@deltathree.com	arie.rand@deltathree.com

DELTATHREE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
($ in thousands)

	As of March 31,	As of December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$242	$308
Restricted cash and short-term investments	175	167
Accounts receivable, net (includes $221 and $235 as of March 31, 2011, and December 31, 2010, respectively, from a related party)	553	812
Prepaid expenses and other current assets	346	406
Inventory	32	25

Total current assets	1,348	1,718

Property and equipment, net	424	398

Deposits	84	80

Total assets	$1,856	$2,196

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities:
Current portion of capital leases	$-	$7
Accounts payable	1,188	1,554
Deferred revenues	534	659
Other current liabilities	567	1,484
Short-term loan from a related party	1,976	1,900

Total current liabilities	4,265	5,604

Long-term liabilities:
Severance pay obligations	174	152

Total long-term liabilities	174	152

Total liabilities	4,439	5,756

Stockholders’ deficiency:
Common stock, par value $0.001 - authorized 225,000,000 shares; issued and outstanding: 72,273,525 at March 31, 2011 and 72,243,971 at December 31, 2010	72	72
Additional paid-in capital	175,633	174,684
Accumulated deficit	(178,288)	(178,316)

Total stockholders’ deficiency	(2,583)	(3,560)

Total liabilities and stockholders’ deficiency	$1,856	$2,196

DELTATHREE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010

Revenues	$3,784	$3,065

Costs and operating expenses:
Cost of revenues	2,794	2,247
Research and development expenses	433	362
Selling and marketing expenses	538	248
General and administrative (income) expenses	(260)	554
Depreciation and amortization	60	118

Total costs and operating expenses	3,565	3,529

Income (loss) from operations	219	(464)

Interest (expense) income, net	(185)	-

Income (loss) before income taxes	34	(464)
Income taxes	6	8
Net income (loss)	$28	$(472)

Net income (loss) per share - basic and diluted	$0.00	$(0.01)

Basic and diluted weighted average number of shares outstanding	72,273,525	72,172,124

DELTATHREE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	Three Months Ended March 31,
	2011	2010

Cash flows from operating activities:

Net income (loss)	$28	$	(472)

Adjustments to reconcile income (loss) for the period
to net cash used in operating activities:
Depreciation of property and equipment…………………………………………	60		118
Amortization related to convertible notes……………………………………….	92		-
Stock based compensation……………………………………………………………….	83		110
Tax provision…………………………………………………………………………………….	(158)		-
Provision for losses on accounts receivable………………………………………	100		3
Change in liability for severance pay, net……..………………………………….	22		2
Exchange rates differences on deposits, net…………………………………….	(4)		(9)

Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable………………………………………	159		(82)
Decrease in prepaid expenses and other current assets…………………..	60		26
Increase in inventory…………………………………………………….………………..	(7)		-
Decrease in accounts payable and accrued expenses……...	(366)		(372)
Decrease in deferred revenues………………………………………………………	(125)		(13)
Decrease in other current liabilities……………………………………….………	(759)		(116)
	(843)		(333)
Net cash (used in) operating activities…………………………….……………..	(815)		(805)

Cash flows from investing activities:

Purchase of property and equipment……………………………………………….	(86)		(24)
Increase in short-term investments………..…………………………………………	(8)		(2)
Net cash (used in) investing activities………………………………………………	(94)		(26)

Cash flows used in financing activities:
Short-term loan from a related party…..…………………………………………..	850		500

Payment of capital leases…………………………………………………………………	(7)		(39)
Net cash provided by financing activities…………………..…….……..........	843		461

Decrease in cash and cash equivalents…………………………………………	(66)		(370)
Cash and cash equivalents at beginning of period…………………………..	308		1,514
Cash and cash equivalents at end of the period………………………………	$242		$1,144

DELTATHREE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)
($ in thousands)

	Three Months Ended March 31,
	2011	2010
Supplemental schedule of cash flow information:
Cash paid for:
Taxes............................................................................................	$6	$8

DELTATHREE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended March 31
	2011	2010
Net income (loss) in accordance with generally accepted accounting principles	$28	$(472)

Depreciation and amortization	60	118
Stock-based compensation	83	110
Interest (expense) income, net	(185)	-
Income taxes	6	8

Adjusted EBITDA	$362	$(236)

Basic and diluted adjusted Non-GAAP EBITDA per share	$0.01	$(0.00)

Basic and diluted weighted average number of shares outstanding	72,273,525	72,242,933

* deltathree defines adjusted EBITDA as earnings before stock-based compensation, interest, income taxes, depreciation and amortization.